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                                                                    EXHIBIT 99.A

COLUMBIA BANCORP                      420 E THIRD ST., SUITE 200
                                      THE DALLES, OR 97058

CONTACT:                              CONTACT:
BRUCE BRYANT                          TERRY COCHRAN
PRESIDENT AND CEO VALLEY              PRESIDENT AND CEO, COLUMBIA BANCORP
COMMUNITY BANK                        541-298-6611
503-472-0534

December 1, 1998
FOR IMMEDIATE RELEASE

      The Dalles, Oregon, -- Columbia Bancorp (Nasdaq: CBBO), an Oregon-based bank holding company, announced today the completion of its acquisition of Valley Community Bancorp. The acquisition brings Columbia Bancorp's total assets to approximately $316 million, based on reported financial information as of September 30, 1998.

      Valley Community Bancorp shareholders received $16.30 cash for each share of Valley Community Bancorp common stock in a transaction with a total value of $15.1 million.

      Valley Community Bancorp's banking subsidiary, Valley Community Bank, is based in McMinnville, Oregon. Bruce Bryant, Valley Community Bank's President since 1987, will continue in that role, and the Bank remains in operation as a separate subsidiary under the Valley Community Bank name. "We are pleased with the combination of the two companies, and we look forward to offering additional services to our Valley Community Bank customers as a result of the acquisition," said Bryant. "Columbia Bancorp has a strong commitment to providing personalized community banking services, which is consistent with Valley Community Bank's face-to-face approach to banking."

      Columbia Bancorp is the holding company for Columbia River Bank, which operates nine branches located in The Dalles, Hood River, Bend, Madras, Redmond and Hermiston, Oregon, and in Goldendale and White Salmon, Washington. Columbia River Bank is proceeding with plans to open a new bank branch in Pendleton, Oregon, which is the largest town in eastern Oregon. The Bank is also on schedule to open its second Columbia River Bank branch in Bend, Oregon by mid-1999.

      In addition to its community banking services, Columbia River Bank also provides mortgage lending services through its Columbia River Bank Mortgage Group, and brokerage services through its affiliation with PrimeVest Financial Services, Inc.

      "At Columbia we are pleased with the acquisition and the opportunity to expand into the Willamette Valley," states Terry Cochran, President and CEO of Columbia Bancorp. "Our mission remains unchanged: to provide increasing shareholder value by offering superior financial services in the communities we serve."

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